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                                                                 Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-61862) and Form S-8 (Nos. 333-99729, 333-75406, 333-49656,
333-33464, 333-30518, 333-74343, 333-45425 and 333-04131) of ScanSoft Inc. of
our report dated June 10, 2003, with respect to the combined balance sheets of Philips Speech Processing Telephony and Voice Control (a division of Royal Philips Electronics N.V.) as of December 31, 2002 and 2001, and the related combined statements of operations and comprehensive loss, changes in the net investment of the Philips Group, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the Form 8-K/A of ScanSoft Inc. dated June 19, 2003.


/s/ KPMG Accountants N.V.


Eindhoven, The Netherlands
June 19, 2003